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                                                                Exhibit 99.1

For Immediate Release
August 21, 2007

       NORDSTROM ANNOUNCES $1.5 BILLION SHARE REPURCHASE PROGRAM AND APPROVAL
                              OF QUARTERLY DIVIDEND

SEATTLE - August 21, 2007 - Nordstrom, Inc. (NYSE: JWN) today announced that its board of directors has authorized a $1.5 billion share repurchase program. The company last repurchased shares in the second quarter of fiscal 2007, completing its $1 billion share repurchase program that was authorized in May of 2006. The shares from the new $1.5 billion authorization are expected to be acquired through open market transactions over a period of up to the next 24 months. The actual number and timing of share repurchases will be subject to market conditions and applicable SEC rules.
    Nordstrom, Inc. also announced today that its board of directors approved a quarterly dividend of $0.135 per share payable on September 14, 2007, to shareholders of record on August 31, 2007.

    Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 157 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 98 full-line stores, 50 Nordstrom Racks, four Faconnable boutiques in the United States, two Jeffrey boutiques, one free-standing shoe store, and two clearance stores. Nordstrom also operates 37 international Faconnable boutiques in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

    Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated results for the fiscal year ending February 2, 2008 and our third and fourth quarters, anticipated monthly, quarterly and annual same-store sales rates, anticipated store openings, trends in company operations, and the anticipated closing of the sale of the Faconnable business and its impact on our earnings. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, our ability to respond to the business environment and fashion trends, effective inventory management, the impact of economic and competitive market forces, successful execution of our store growth strategy including the timely completion of construction associated with newly planned stores, our compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to the company, successful execution of our multi-channel strategy, our ability to safeguard our brand and reputation, efficient and proper allocation of our capital resources, successful execution of our technology strategy, the impact of terrorist activity or war on our customers and the retail industry, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, our ability to maintain our relationships with our employees, our ability to control costs, weather conditions and hazards of nature, and the timing and amounts of share repurchases by the company. Our SEC reports, including our Form 10-K for the fiscal year ended February 3, 2007, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contact:        Media Contact:
RJ Jones, 206-303-3007   Michael Boyd, 206-373-3038